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EXHIBIT 11


                       HAMILTON BANCORP INC. AND SUBSIDIARY
                        CALCULATION OF EARNINGS PER SHARE
                  (Dollars in thousands, except per share data)


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
                                                                   Three Months Ended March 31,
                                                                ----------------------------------
                                                                    2000                   1999
                                                                -----------            -----------
Basic
Weighted average number of common shares outstanding             10,081,147             10,056,111

Net income                                                           $7,203                 $6,069

Basic earnings                                                       $ 0.71                 $ 0.60

Diluted:

Weighted average number of common shares outstanding             10,081,147             10,056,111

Potential common shares outstanding - options                       139,974                227,124
                                                                 ----------             ----------
Total common and potential common shares outstanding             10,221,121             10,283,235

Net income                                                           $7,203                 $6,069

Diluted earnings per share                                           $ 0.70                 $ 0.59


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